FIRST AMENDMENT

                                       TO

                          AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), is dated as of April 20, 2000, by and among New Visual Entertainment, Inc., a Utah corporation ("New Visual"), Intelecon Acquisition, Inc., a Delaware corporation ("Acquisition"), Intelecon Services, Inc., a Texas corporation ("Intelecon"), Eddie Vakser and Vladimir Vakser.

         WHEREAS, the parties hereto are party to that certain Agreement and Plan of Merger, pursuant to which Intelecon will be merged with and into Acquisition and the holders of common stock, $0.01 par value, of Intelecon ("Intelecon Common Stock") will receive shares of common stock, par value $0.001 per share, of New Visual ("New Visual Common Stock") in exchange for their shares of Intelecon Common Stock (the "Merger"), all on the terms and subject to the conditions contained in the Merger Agreement; and

         WHEREAS, the parties desire to amend the Merger Agreement as provided herein.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements made herein and in the Merger Agreement, and of the mutual benefits to be derived hereby and thereby, the parties hereto agree as follows:

         1.       AMENDMENT. The Merger Agreement is amended to add a new
Section 8.6.11, to read in its entirety as follows:

                  8.6.11 ADJUSTMENTS. Notwithstanding anything to the contrary in the Agreement or any of the other Transaction Documents, the parties agree that (a) any and all shares of New Visual Common Stock to be issued to any person pursuant to the Agreement or other Transaction Documents, or any cash payments in lieu of fractional shares, (b) the provisions of section 7.1(g) of the Agreement and (c) any similar provisions of the Agreement in which the market price or number of shares of New Visual Common Stock is referenced, shall be adjusted as appropriate to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization or other like change with respect to the New Visual Common Stock occurring after the date of execution of the Agreement and prior to the Effective Time.

         2. FACSIMILE SIGNATURES; COUNTERPARTS. This Amendment may be executed by facsimile signatures, and may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         4. MISCELLANEOUS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as amended hereby, the Merger Agreement shall remain in full force and effect in accordance with its terms. Defined terms used in this Amendment and not defined herein shall have the meanings set forth in the Merger Agreement.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SHAREHOLDERS:                               NEW VISUAL ENTERTAINMENT, INC.



 /s/ Eddie Vakser                           By:    /s/ Ray Willenberg, Jr.
------------------------------                    ------------------------------
EDDIE VAKSER                                Name:  Ray Willenberg, Jr.
                                            Title: Chief Executive Officer


                                            INTELECON ACQUISITION, INC.



 /s/ Vladimir Vakser                        By:    /s/ Ray Willenberg, Jr.
------------------------------                    ------------------------------
VLADIMIR VAKSER                             Name:  Ray Willenberg, Jr.
                                            Title: President



                                            INTELECON SERVICES, INC.



                                            By:    /s/ Eddie Vakser
                                                  ------------------------------
                                            Name:  Eddie Vakser
                                            Title: President

                                       2.